Exhibit 4.18

Trademark Security Agreement

Trademark Security Agreement, dated as of December 22, 2009, by Software Brokers of America, Inc., a Florida corporation (the “Pledgor”), in favor of The Bank of New York Mellon, in its capacity as Trustee pursuant to the Indenture (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Pledgor is party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Trustee pursuant to which the Pledgor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Trustee, for the benefit of the Secured Parties, to enter into the Indenture, the Pledgor hereby agrees with the Trustee as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. The Pledgor hereby pledges and grants to the Trustee for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property);

provided, however, that this Trademark Security Agreement shall not operate as a grant of security interest or other assignment to the Agent of any “intent to use” trademark applications filed under 15 U.S.C. 1051(b) or other applicable statute for which a statement of use has not been filed (but only until such statement is filed and accepted ) and such “intent to use” trademark application shall be excluded from the Pledged Collateral so long as and only to the extent such grant would result in the forfeiture of any Pledgor’s rights in such “intent to use” trademark applications. When a statement of use is filed and accepted by the United States Patent and Trademark Office, then that application shall cease to be exempted from this Trademark Security Agreement.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Trustee pursuant to the Security Agreement and Pledgor hereby acknowledges and affirms that the rights and remedies of the Trustee with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Trustee shall otherwise determine. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Trustee pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Trademark Security Agreement, the terms of the Intercreditor Agreement shall govern and control.

SECTION 4. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Trustee shall execute, acknowledge, and deliver to the Pledgor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement and shall reasonably cooperate with such Pledgors to record or otherwise confirm such release and/or termination.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, the Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Anthony Shalom
Name:	Anthony Shalom
Title:	President

Accepted and Agreed:

THE BANK OF NEW YORK MELLON,

as Trustee

By:	/s/ Carlos R. Luciano
Name:	Carlos R. Luciano
Title:	Vice President

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
Software Brokers of America, Inc.	3,604,258	KLIP

Software Brokers of America, Inc.	3,348,679	KLIP XTREME

Software Brokers of America, Inc.	3,503,756	FORZA POWER TECHNOLOGIES

Software Brokers of America, Inc.	3,589,228	KLIP XTREME

Software Brokers of America, Inc.	2,209,956	HURRICANE

Software Brokers of America, Inc.	2,216,461	INTCOMEX

Software Brokers of America, Inc.	2,908,284	H and Design

Software Brokers of America, Inc.	2,904,770	HURRICANE H and Design

Software Brokers of America, Inc.	3,248,059	NEXXT SOLUTIONS

Applications: None.

Licenses: None.

DOMAIN NAMES:

Domain Name	Location	Owner
e-ias.com	Miami – IAS	Software Brokers of America, Inc.

nexxtsolutions.com	Miami – IAS	Software Brokers of America, Inc.

hurricanesys.com	Miami	Software Brokers of America, Inc.

Klipxtreme.com	Miami	Software Brokers of America, Inc.